Exhibit 21

Subsidiaries of Business Development Corporation of America

Name                                    Domicile
54th Street Equity Holdings, Inc.                        Delaware
405 TRS I, LLC                                Delaware
BDCA Funding I, LLC                            Delaware
BDCA 2L Funding I, LLC                            Delaware